Exhibit 99.1

Online Automotive Retailer Vroom Announces Two New Additions to Board of Directors

April 27, 2021

Paula B. Pretlow and Frederick O. Terrell Bring Decades of Finance and Business Experience to the Board

NEW YORK, April 27, 2021 (GLOBE NEWSWIRE) -- Vroom (www.vroom.com), a leading ecommerce platform for buying and selling used vehicles, today announced that it has added two new members to its Board of Directors, Paula B. Pretlow and Frederick O. Terrell. The new members bring decades of finance and business experience to the board.

Paula Pretlow built her career helping company leaders maximize shareholder and stakeholder value—personally delivering hundreds of millions in revenue and building relationships with many of the world’s largest institutional investors. She is a former Senior Vice President of The Capital Group, a $2.4 trillion privately held investment management firm, where she led the public fund business development and client relationship group and was responsible for large client relationships for more than 10 years. Prior to that role, Pretlow worked for Montgomery Asset Management and Blackrock (formerly Barclays Global Investors). Her investment industry experience also includes fixed-income sales with First Boston Corp. (now Credit Suisse) and time as a portfolio manager with RIEM (now AXA/Rosenberg). She began her career at Wells Fargo Bank, before moving to GATX Capital, where she played a pioneering role in the creation of a secondary market in capital equipment leases and portfolios.

Pretlow is an Independent Trustee and audit committee chair for Cion Ares Diversified Credit Fund, a member of the Board of Directors and the audit committee of Ares Dynamic Credit Allocation Fund, and a member of the Board of Directors of Bitwise Industries. She currently serves on the Board of Trustees of The Kresge Foundation, The Harry and Jeanette Weinberg Foundation and Northwestern University. Pretlow holds a BA in Political Science from Northwestern University and an MBA in finance and economics from Northwestern University’s Kellogg School of Management and is a 2017 Fellow of Stanford’s Distinguished Careers Institute. Pretlow is a recipient of the Aiming High Award from Legal Momentum, the nation’s oldest legal advocacy organization dedicated to advancing the rights of women and girls and she occasionally co-teaches design thinking at the d.school at Stanford.

Fred Terrell has led an accomplished career in the financial services sector spanning more than 25 years. He currently serves as a Senior Advisor with Centerbridge Partners, L.P., a multi-strategy private investment management firm. Terrell is the former Executive Vice Chairman of Investment Banking and Capital Markets at Credit Suisse, the global investment bank, where he later served as Senior Advisor. He also was a member of Credit Suisse’s Investment Banking Committee, Managing Director Promotion Committee and the Board of Trustees of the Credit Suisse Americas Foundation. Prior to joining Credit Suisse, Terrell was Founder and Managing Partner of Provender Capital Group, LLC, which made private equity investments in emerging growth-oriented companies, and began his career as an Associate with the First Boston Corporation in 1983.

Terrell currently serves on the Board of Directors of The Bank of New York Mellon Corporation and on the Board of Directors of ViacomCBS Inc. He is a former member of the Board of Directors of the New York Life Insurance Company, Wellchoice, Inc. (formerly Empire Blue Cross Blue Shield) and Carver Bancorp Inc., where he served as Chairman of the Board. He currently is a member of the Investment Committee of the Rockefeller Foundation and a member of the Board of Directors of Mobility Capital Finance Inc., the Partnership Fund for New York City, and Planet Word Museum. Terrell also is a member of the Economic Club of New York and the Council on Foreign Relations. He is a former member of the University Council of Yale University and Board of Advisors for the Yale School of Management and Chairman of the Board of the Coro Foundation, New York Leadership Center. Terrell earned his BA degree from La Verne College, an MA degree from Occidental College and his MBA from the Yale School of Management, and is a former Coro Foundation Fellow.

“As part of Vroom’s continued growth, we are thrilled to expand our Board of Directors with the addition of Paula and Fred, two highly qualified executives with notable leadership experience at some of the world’s largest financial institutions,” said Paul Hennessy, Chief Executive Officer at Vroom. “We welcome their experience and guidance as we continue to scale Vroom’s business.”

Through its ecommerce platform and data-driven technology, Vroom offers thousands of low-mileage, reconditioned vehicles with delivery to consumers wherever they are in the U.S. It also arranges financing through leading lenders and offers warranty and other value-added products that provide convenience for customers. In addition to providing a better way to buy a car, Vroom’s Sell Us Your Car® offering allows customers who wish to sell or trade in their vehicles to receive appraisals within minutes, attractive market-based pricing, hassle-free loan payoffs and convenient vehicle pickup.

About Vroom:

Vroom is an innovative, end-to-end ecommerce platform designed to offer a better way to buy and a better way to sell used vehicles. The company's scalable, data-driven technology brings all phases of the vehicle buying and selling process to consumers wherever they are and offers an extensive selection of vehicles, transparent pricing, competitive financing, and at-home pick-up and delivery. Vroom is based in New York and Houston and also operates the Texas Direct Auto and CarStory brands. For more information, visit vroom.com.

Media Contact:

Moxie Communications Group Alyssa Galella vroom@moxiegrouppr.com (562) 294-6261

Source: Vroom, Inc.